CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 16, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 annual reports to shareholders of Invesco Strategic Income Fund and Invesco Unconstrained Bond Fund (two of the funds constituting AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 28, 2015